UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                             (Amendment No. 1 )<F1>
                                           ----


                     International Total Services, Inc.
                     ----------------------------------
                               (Name of Issuer)


                                Common Stock
                     ----------------------------------
                       (Title of Class of Securities)


                                   460499106
                             --------------------
                                 (CUSIP Number)


<F1> The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------
CUSIP No.  460499106                  13G
--------------------

-------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Artisan Partners Limited Partnership  39-1807188
-------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP<F1>                 (a)[ ]
    Not Applicable                                                       (b)[ ]
-------------------------------------------------------------------------------
3   SEC USE ONLY
-------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware
-------------------------------------------------------------------------------
              5   SOLE VOTING POWER
                    None
 NUMBER OF   ------------------------------------------------------------------
   SHARES     6   SHARED VOTING POWER
BENEFICIALLY        None
  OWNED BY   ------------------------------------------------------------------
    EACH      7   SOLE DISPOSITIVE POWER
 REPORTING          None
   PERSON    ------------------------------------------------------------------
    WITH      8   SHARED DISPOSITIVE POWER
                    None
-------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      None
-------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES<F1>
      Not Applicable
-------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      0.0%
-------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON<F1>
      IA
-------------------------------------------------------------------------------

                  <F1> SEE INSTRUCTION BEFORE FILLING OUT!

--------------------
CUSIP No.  460499106                  13G
--------------------

-------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Artisan Investment Corporation
-------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP<F1>                 (a)[ ]
    Not Applicable                                                       (b)[ ]
-------------------------------------------------------------------------------
3   SEC USE ONLY
-------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
      Wisconsin
-------------------------------------------------------------------------------
              5   SOLE VOTING POWER
                    None
 NUMBER OF   ------------------------------------------------------------------
   SHARES     6   SHARED VOTING POWER
BENEFICIALLY        None
  OWNED BY   ------------------------------------------------------------------
    EACH      7   SOLE DISPOSITIVE POWER
 REPORTING          None
   PERSON    ------------------------------------------------------------------
    WITH      8   SHARED DISPOSITIVE POWER
                    None
-------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      None
-------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES<F1>
      Not Applicable
-------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      0.0%
-------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON<F1>
      CO
-------------------------------------------------------------------------------

                  <F1> SEE INSTRUCTION BEFORE FILLING OUT!

--------------------
CUSIP No.  460499106                  13G
--------------------

-------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Andrew A. Ziegler
-------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP<F1>                 (a)[ ]
    Not Applicable                                                       (b)[ ]
-------------------------------------------------------------------------------
3   SEC USE ONLY
-------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
      U.S.A.
-------------------------------------------------------------------------------
              5   SOLE VOTING POWER
                    None
 NUMBER OF   ------------------------------------------------------------------
   SHARES     6   SHARED VOTING POWER
BENEFICIALLY        None
  OWNED BY   ------------------------------------------------------------------
    EACH      7   SOLE DISPOSITIVE POWER
 REPORTING          None
   PERSON    ------------------------------------------------------------------
    WITH      8   SHARED DISPOSITIVE POWER
                    None
-------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      None
-------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES<F1>
      Not Applicable
-------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      0.0%
-------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON<F1>
      IN
-------------------------------------------------------------------------------

                  <F1> SEE INSTRUCTION BEFORE FILLING OUT!

--------------------
CUSIP No.  460499106                  13G
--------------------

-------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Carlene Murphy Ziegler
-------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP<F1>                 (a)[ ]
                                                                         (b)[ ]
    Not Applicable
-------------------------------------------------------------------------------
3   SEC USE ONLY
-------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
      U.S.A.
-------------------------------------------------------------------------------
              5   SOLE VOTING POWER
                    None
 NUMBER OF   ------------------------------------------------------------------
   SHARES     6   SHARED VOTING POWER
BENEFICIALLY        None
  OWNED BY   ------------------------------------------------------------------
    EACH      7   SOLE DISPOSITIVE POWER
 REPORTING          None
   PERSON    ------------------------------------------------------------------
    WITH      8   SHARED DISPOSITIVE POWER
                    None
-------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      None
-------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES<F1>
      Not Applicable
-------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      0.0%
-------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON<F1>
      IN
-------------------------------------------------------------------------------

                      <F1>SEE INSTRUCTION BEFORE FILLING OUT!

Item 1(a)         Name of Issuer:

                   International Total Services, Inc.


Item 1(b)         Address of Issuer's Principal Executive Offices:

                   5005 Rockside Road
                   Independence, OH 44131


Item 2(a)         Name of Person Filing:

                    Artisan Partners Limited Partnership ("Artisan Partners") Artisan Investment Corporation, the general partner of
                         Artisan Partners ("Artisan Corp.")
                    Andrew A. Ziegler
                    Carlene Murphy Ziegler


Item 2(b)         Address of Principal Business Office:

                    Artisan Partners, Artisan Corp., Mr. Ziegler and Ms. Ziegler are all located at:

                    1000 North Water Street, #1770
                    Milwaukee, WI 53202


Item 2(c)         Citizenship:

                    Artisan Partners is a Delaware limited partnership Artisan Corp. is a Wisconsin corporation
                    Mr. Ziegler and Ms. Ziegler are U.S. citizens


Item 2(d)         Title of Class of Securities:

                    Common Stock


Item 2(e)         CUSIP Number:

                    460499106


Item 3            Type of Person:

                    (e) Artisan Partners is an Investment Adviser registered under section 203 of the Investment Advisers Act of 1940; Artisan Corp. is the General Partner of Artisan Partners; Mr. Ziegler and Ms. Ziegler are the principal stockholders of Artisan Corp.

Item 4            Ownership (at December 31, 1998):

                    (a) Amount owned "beneficially" within the meaning of rule 13d-3:

                         0 shares

                    (b)  Percent of class:

                         0.0%

                    (c)  Number of shares as to which such person has:

                                 (i) sole power to vote or to direct the
                                     vote: none
                                (ii) shared power to vote or to direct the
                                     vote:  none
                               (iii) sole power to dispose or to direct the
                                     disposition of: none
                                (iv) shared power to dispose or to direct
                                     disposition of:  none


Item 5         Ownership of Five Percent or Less of a Class:

                   If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [X]


Item 6         Ownership of More than Five Percent on Behalf of Another Person:

                   Not Applicable


Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
               Company:

                    Not Applicable


Item 8         Identification and Classification of Members of the Group:

                    Not Applicable


Item 9         Notice of Dissolution of Group:

                    Not Applicable

Item 10        Certification:

                    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                   Signature
                                   ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 10, 1998

               The undersigned corporation, on the date above written, agrees and consents to the joint filing on its behalf of this Schedule 13G in connection with its beneficial ownership of the security reported herein.

                                 ARTISAN INVESTMENT CORPORATION
                                   for itself and as general partner of
                                   ARTISAN PARTNERS LIMITED PARTNERSHIP

                                 By:  /s/ Andrew A. Ziegler
                                      ---------------------
                                       ANDREW A. ZIEGLER
                                       President

               The undersigned individuals, on the date above written, agree and consent to the joint filing on their behalf of this Schedule 13G in connection with their beneficial ownership of the security reported herein.

                                 ANDREW A. ZIEGLER
                                  /s/ Andrew A. Ziegler
                                  ---------------------


                                 CARLENE MURPHY ZIEGLER
                                  /s/ Carlene Murphy Ziegler
                                  --------------------------